STOCK PURCHASE AGREEMENT

BETWEEN

AMERICAN INTERNATIONAL INDUSTRIES, INC.

AND

DELTA SEABOARD WELL SERVICE, INC.

DATED JULY 27, 2003

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (hereinafter referred to as the "Agreement"), is entered into as of this 27th day of July 2003, by and among Delta Seaboard Well Service, Inc., a Texas corporation, ("Delta"), and American International Industries, Inc., a Nevada corporation, ("American").

Premises

This Agreement provides for the acquisition by American of at least 51% of all of the issued and outstanding shares of Delta, on the terms and conditions hereinafter provided.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF AMERICAN AND DELTA

As an inducement to, and to obtain the reliance of the American, Delta represents and warrants as follows:

Section 1.01 Organization. Delta is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Delta articles of incorporation or bylaws. Delta has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated; including, without limitation, receiving approval from its board of directors.

Section 1.02 Enforceability. This Agreement, when duly executed and delivered in accordance with its terms, will constitute the legal, valid, and binding obligation of Delta in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors'; rights generally and by general equitable principles.

Section 1.03 Common Stock. The shares of Delta Common Stock issued to American, pursuant to this Agreement will be, upon issuance, free and clear of any claims, charges, equities, liens, security interests, encumbrances, or preemptive rights, whatsoever. The shares of Delta Common Stock issued to American pursuant to this Agreement will be, upon issuance, validly issued, fully paid, and non-assessable.

Section 1.04 Options to Purchase Land. Delta is the owner of an option to purchase approximately 3.2 acres of land located where the main office of Delta is. The option to purchase the land for $800,000.00 is hereby attached as Exhibit "A".

Section 1.05 Information. The information concerning Delta set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06 Receipt of Consideration. Delta acknowledges the receipt of good and valuable consideration from American in connection with this.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF DELTA

As an inducement to, and to obtain reliance of American, Delta represents and warrants as follows:

Section 2.01 Ownership of Delta Shares. Delta hereby represents and warrants with that it is legally able to issue to American 51,000 new shares of Delta Common Shares which will represent fifty one percent (51%) of all the shares outstanding of Delta and Delta further requests to American that Mr. Rob Derrick and Mr. Ron Burleigh are the owners of 49,000 shares of Delta representing 49% of all outstanding shares of Delta. Delta further represents that this 51,000 shares is free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever and that Delta has full right, power, and authority to transfer, assign, convey, and deliver such shares; and delivery of such shares at the closing will convey to American good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever. For the purposes of this Agreement, Knowledge shall mean actual knowledge after reasonable investigation.

Section 2.02 Information. The information concerning Delta set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.03 Organization. Delta is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas and has all corporate power and authority and has satisfied all legal requirements the failure of which to do so would have a materially adverse affect on Delta's business as presently conducted. Delta is not a party to or subject to any agreement or commitment, which will, or may restrict the conduct of its business in any jurisdiction or location. Complete and correct copies of its articles of incorporation and bylaws, as presently in effect, have been delivered to American. Delta does not own, directly or indirectly, any capital shares or any equity, profit sharing, participation or other interest in any other person.

Section 2.04 Capitalization. The authorized capitalization of Delta consists of 1,000,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are currently issued and outstanding. All such issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.

Section 2.05 Title and Related Matters. To the best of Delta's Knowledge Delta has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties to the best of Delta's Knowledge; and (c) such liens or mortgages disclosed to American, including the lien on the property described in Exhibit "A", as well as the other encumbrances set forth in the other documents and financial statements attached as Exhibit 2.05, it being acknowledged by American and Delta that the Loan Agreement and related exhibits may, by their terms, not be in default. To the best of Delta's Knowledge, no third party has any right to, and Delta has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse affect on the business, operations, financial condition, income, or business prospects of Delta or any material portion of its properties, assets, or rights.

Section 2.06 Litigation and Proceedings. To the best of Delta's Knowledge, there are no undisclosed actions, suits, proceedings, or investigations pending or, to the knowledge of Delta after reasonable investigation, threatened by or against Delta affecting its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Both Delta and American agree to defend Robert W. Derrick, Jr. and the Estate of Robert W. Derrick, Sr., Deceased against any individual claims or suits brought by Alameda Corporation. To the best of Delta's Knowledge, Delta does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default except as described in Exhibit "B".

Section 2.07 Financial Statements. Exhibit 2.07 contains unaudited financial statements of Delta for the periods indicted. The unaudited financial statements present fairly, subject to the usual disclaimers and year-end audit adjustments, the financial position of Delta of their dates. All related party payables ($1,078,636.20) shall be extinguished at time of closing of this transaction. Delta shall not owe these payables any longer to officers, directors and related parties.

Section 2.08 Taxes and Tax Returns. Delta has duly filed with the appropriate governmental agencies all federal tax returns and reports, all state and local tax returns and reports with respect to income, payroll, sales and franchise taxes and all other tax returns and reports, the filing of which is necessary for the conduct of its business. All such tax returns properly reflect the taxes of Delta for the periods covered. All federal, state, and local taxes, assessments, interest, penalties, deficiencies, fees, or other governmental charges or impositions called for by such tax returns, or claimed to be due by any taxing authority, have been properly accrued or paid and all deposits required by law to be made with respect to employee's withholding taxes have been made. There are no material unresolved questions or claims concerning Delta's tax liability. Delta has not received any notice of audit, deficiency, or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority, nor has Delta waived any statute of limitations with respect to taxes or agreed to any extensions of time with respect to a tax assessment of deficiency. Delta does, however, owe the IRS $2-300,000, for which the IRS has filed a tax lien.

Section 2.09 Equipment. Exhibit 2.09 is a schedule of all of the material machinery, equipment, motor vehicles, furniture, fixtures, and other material capital assets of every kind and description of Delta. All of the tangible properties and assets owned by Delta, or in which it has an interest, currently being used by it are in good and normal operating condition and repair, normal wear and tear excepted, free from defects (except such minor defects as do not interfere with the continued use thereof in the conduct of normal operations), and are sufficient to carry on Delta's business as conducted during the preceding three months.

Section 2.10 Enforceability. This Agreement, when duly executed and delivered in accordance with its terms, will constitute the legal, valid, and binding obligation of Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally and by general equitable principles.

Section 2.11 Compliance with Laws. Delta is conducting its business and operations in compliance with all legal requirements applicable to its business and operations, the failure of which to do so would have a material adverse affect on Delta, and the Delta has no knowledge or reason to believe that Delta is in violation or default under any legal requirements applicable to it or any of its properties which violation or default resulted in or could result in a material adverse effect.

Section 2.12 Government Authorization. No material permit, concession, grant, franchise, licenses, or other governmental authorization or approval is necessary for the conduct of the business of Delta.

Section 2.13 Employees; Employee Benefit Plans.

        2.13.1 Employees. At the Closing no present or former employee of Delta will have any material claim against Delta on account of or for (a) overtime pay, other than overtime pay for the payroll period ending on or after the Closing, (b) wages or salaries, or (C) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned with respect to the current fiscal year of Delta. To the knowledge of the Delta, at the Closing no present or former employee of Delta will have any claim against Delta (whether under federal or state law, under any employee agreement or otherwise) on account of or for any violation of any law related to minimum wages or maximum hours of work.

        2.13.2 Employee Benefit Plans. Delta has no employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, under which or to which it contributes to or for the benefit of its employees (including, without limitation, life insurance, hospitalization medical, dental, bonus, incentive, deferred compensation and similar plans, severance or termination pay, club memberships, and similar benefits and perquisites) (the "Plans"), except for a medical benefit plan that it provides for its employees.

        2.13.3 Qualified Plans. Delta is not and has never been a party to any Plan which is an "employee pension benefit plan", as such terms defined in section 3 (2) of ERISA and the rules and regulations promulgated thereunder, and Delta is not a party to a "multi-employer plan" as that term is defined in section 3 (37) of ERISA.

Section 2.14 Labor Matters. No employees of Delta are currently represented by any labor union, nor is Delta a party to any collective bargaining agreement, and, to the knowledge of the Delta, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Delta;

To its knowledge Delta has substantially complied with the Occupational Safety and Health Act, the regulations promulgated thereunder, and all other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;

To the knowledge of Delta, there is no unfair labor practice compliant against Delta pending before the National Labor Relations Board or any comparable state agency;

There is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or, to the knowledge of Delta, threatened against or affecting Delta; and

No grievance or arbitration proceeding is pending and no claim therefor has been asserted against Delta.

Section 2.15 Transactions with Related Parties. Delta is not a party to any material transaction or proposed transaction, including, without limitation, the leasing of property, the purchase or sale of raw materials or finished goods, or the furnishing of services, and Delta has not directly or indirectly, entered into any agreement or commitment which could result in it becoming obligated to provide funds in respect of or to guarantee or assume any debt or obligation of any director, officer or employee of Delta.

  ARTICLE III

  PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.02), Delta hereby agrees to assign, transfer, and deliver to American 51,000 shares of Common Stock of Delta representing at least fifty one percent (51%) of all shares outstanding of Delta and American subject to bank approval of collateral and guarantee agrees to acquire such shares on such date; by delivering in exchange therefor (1) $1,000,000 in cash or liquid assets to be paid at time of Final Closing of this transaction as per terms of this Agreement (2) a secured Line of Credit made available to Delta by American, secured by American's guarantee and the assets of Delta in the amount of $1,000,000, and (3) An agreement with Delta for an additional $1,000,000 to be paid in cash, or liquid assets, when Delta's current financials are audited and show a net book value of not less than $2,000,000. Should Delta's current audited financials not show a net book value of at least $2,000,000, the agreement shall be reduced dollar for dollar for each dollar Delta's net worth is less than $2,000,000, down to zero, but not below.

Section 3.02 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on _____________, at 9:00 a.m. or when the condition in Section 4.01 is satisfied, at the offices of Delta, 1212 West Sam Houston Parkway North, Houston, Texas 77043 on _______, 2003 ("Closing Date").

Section 3.03 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all schedules or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, including, without limitation:

American will deliver a secured loan commitment to Delta in the principal amount of $1,000,000 (terms of loan to be agreed upon).

Delta will deliver 51,000 shares as agreed in all terms described in this Agreement, said shares representing at least 51% of all shares outstanding of Delta.

The remaining issued stock will be as follows:

  Robert W. Derrick, Jr. 24,500 shares
  Ronald D. Burleigh 24,500 shares

American shall appoint two (2) new directors to the present Delta Board of Directors, in addition to the present directors Mr. Rob Derrick and Mr. Ron Burleigh for a new Board of Directors, which shall not exceed four (4) total directors. All other present directors shall resign at time of closing this transaction.

ARTICLE IV

SPECIAL CONVENANTS

Section 4.01 Delivery of Books and Records. At the Closing, Delta shall deliver the originals of the corporate minute books, all shares of capital stock (in any form) outstanding, books of account, contracts, records, and all other books or documents now in Delta's possession or its representatives to American.

Section 4.02 Third Party Consents and Certificates. Delta agrees to cooperate with American in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.

Section 4.03 Indemnification. Delta hereby agrees to indemnify American as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which American may become subject arising out of or based on any inaccuracy appearing in this Agreement or misrepresentation made under this Agreement, provided that no indemnification shall be made if the misrepresentation results in damages not in excess of $5,000, provided further that this indemnification shall not include any claims made by either Monty McCarver or Alameda Corporation in that Delta has made full disclosure to American regarding its former employer relationship with Monty McCarver and its rig agreements with Alameda Corporation. Notwithstanding anything to the contrary, the total amount that shall be paid by Delta pursuant to this section shall not exceed the total consideration actually received by Delta in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Texas without regard to any conflict of law provisions thereof. Subject to the provisions of Section 5.05 of this Agreement, any action brought between the parties may be brought and tried only in the stated or federal courts located in Harris County, Texas, and in no other place unless the parties expressly agree in writing to waive this requirement. Each party consents to jurisdiction in that location.

Section 5.02 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, this Agreement fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other course of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

Section 5.03 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date.

Section 5.04 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 5.05 Finders and /or Consulting Fee Agreement. Tyler Ross Company shall be paid by Delta in cash or shares of American a 2% fee based on the $2,000,000.00 investment made by AII. The fee is based on the net book value determined by the audited financials and reduced accordingly with the actual book value of Delta Seaboard not to exceed $2,000,000.00.

Section 5.06 Arbitration. All claims, disputes, controversies, differences or other matters in question arising out of the terms of this Agreement, including any exhibits thereto, shall be settled finally, completely and conclusively by arbitration in Houston, Harris County, Texas, in accordance with the Rules of the American Arbitration Association (the "Rules"). In the arbitration proceeding Delta shall select one arbitrator, American shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. Should one party fail to select an arbitrator within ten (10) business days after notice of the appointed of an arbitrator by the other party or should the two arbitrators selected by the Delta and American fail to select an arbitrator within ten (10) business days after the date of the appointment of the last of such two arbitrators any person sitting as a Judge of the United States District Court of the Southern District of Texas, Houston Division, upon application of the Delta or American shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the immediately preceding sentence of this Section 5.05. Arbitration shall be initiated by written demand by the party seeking arbitration. This agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive, and binding on all parties, and judgement may be entered thereon in the District Court of Harris County, Texas, to enforce such decision and the benefits thereof. Notwithstanding any of the above, this transaction shall not be considered closed until such time that all legally binding documents and all audited financials are finished and accepted by American and Delta.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

Delta Seaboard Well Services, Inc.,                                                                  American International Industries, Inc.
a Texas corporation                                                                                          a Nevada corporation

Signature: /s/ Robert W. Derrick, Jr.                                                                  Signature: Daniel Dror
Title: President                                                                                                  Title: CEO, President and Chairman